Exhibit 2.1

SHARE EXCHANGE AGREEMENT

by and among

ECOCHILD, INC.,
a Nevada corporation

and

AIVTECH HOLDING (HONG KONG) LIMITED
a Hong Kong corporation

and

the Shareholders of
AIVTECH HOLDING (HONG KONG) LIMITED

Dated as of May 12, 2010

INDEX OF SCHEDULES AND EXHIBITS

Exhibits:

A. Certain Definitions	30
35
B. Form of Promissory Note35

Schedules:

1. Shareholders of AIVtech Holding (Hong Kong) Limited.	I
II
2. AIVtech Holding (Hong Kong) Limited Disclosure Schedule

SHARE EXCHAGE AGREEMENT

This Share Exchange Agreement (the “Agreement”) dated as of May 12, 2010, is entered into by and among Ecochild, Inc., a Nevada corporation (“ECOH” or the “Company”), AIVtech Holdings (Hong Kong) Limited, a limited liability company organized under the laws of Hong Kong (“AIVtech”), and the shareholders of AIVtech as set forth on Schedule I to this Agreement (individually, a “Shareholder” and, collectively, the “Shareholders”). Certain capitalized terms used in this Agreement are defined on Exhibit A.

RECITALS

WHEREAS, ECOH is a publicly traded corporation on the Over-The-Counter Bulletin Board (the “OTCBB”);

WHEREAS, AIVtech is a limited liability company organized under the laws of Hong Kong with 10,000 shares of common stock issued and outstanding (the “AIVtech Shares”), all of which are owned, directly or indirectly, by AIVtech Shareholders set forth on Exhibit A. AIVtech owns 100% of the issued and outstanding capital stock of Shenzhen AIV Electronics Company Limited (“Shenzhen AIVtech”), a company organized under the laws of the People’s Republic of China (“China” or the “PRC”). Shenzhen AIVtech is the holder of 70% of the issued and outstanding capital stock of Dongguan AIV Electronics Company Limited (“Dongguan AIVtech”), a PRC company;

WHEREAS, ECOH agrees to acquire up to 100% of the issued and outstanding shares of AIVtech from the AIVtech Shareholders in exchange for the issuance of certain shares of ECOH (the “Exchange”) and the AIVtech Shareholders agree to exchange their shares of ECOH on the terms described herein. On the Closing Date (as defined in Section 4.05), AIVtech will become a wholly-owned subsidiary of ECOH and ECOH will own 100% of Shenzhen AIVtech through AIVtech and 70% of Dongguan AIVtech;

WHEREAS, the boards of directors of ECOH and AIVtech have determined, subject to the terms and conditions set forth in this Agreement, that the transaction contemplated hereby is desirable and in the best interests of their stockholders, respectively.  This Agreement is being entered into for the purpose of setting forth the terms and conditions of the proposed acquisition.

AGREEMENT

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I.
EXCHANGE OF SHARES

1.1       THE EXCHANGE.

On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, each of the AIVtech Shareholders who has elected to accept the exchange offer described herein by executing this Agreement, shall assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the number of shares of AIVtech set forth on the AIVtech Schedules attached hereto, constituting all of the shares of AIVtech held by such shareholder; the objective of such Exchange being the acquisition by ECOH of not less than 100% of the issued and outstanding shares of AIVtech.  In exchange for the transfer of such securities by the AIVtech Shareholders, ECOH shall issue to the AIVtech Shareholders, his affiliates or assigns, a total of 10,375,000 shares pursuant to Section 4.2 below, representing 51.875% of the total common shares of ECOH, for all of the outstanding shares of AIVtech held by the AIVtech Shareholders (the “Exchange Shares”). At the Closing Date, each of the AIVtech Shareholders shall, on surrender of his certificate or certificates representing his AIVtech shares to ECOH or its registrar or transfer agent, be entitled to receive a certificate or certificates evidencing his proportionate interest in the Exchange Shares.

1.2       PURCHASE PRICE.

            As full consideration for the sale, assignment, transfer and delivery of the Shares by the Shareholders to ECOH, and upon the terms and subject to all of the conditions contained herein, ECOH shall (1) issue to the AIVtech Shareholders an aggregate of 10,375,000 shares of Restricted ECOH Common Stock (the “Acquisition Shares”) at $0.005 per share, and (2) pay cash (the “Cash Component”) of $3,948,125 to the AIVtech Shareholders.  The Cash Component is payable by ECOH as follows: the full amount of $3,948,125 is payable within 12 months after the Closing as evidenced by the promissory note annexed hereto as Exhibit B. The parties understand and acknowledge that such exchange is based upon an acquisition value of AIVtech at $4,000,000, which is agreed and acceptable by all parties.

            In addition to the above Shares and Cash component, Jie Zhang, the current major shareholder of ECOH, agrees to transfer 3,009,000 shares to two shareholders of AIVtech within 6 months after closing. The two shareholders, the directors and officers of AIVtech, are (1) Guo Jinlin, to receive 1,770,000 shares, and (2) Ding Lanbin, through Guo Jin Tong Investment (Hong Kong) Limited, to receive 1,239,000 shares.

1.3       MECHANICS OF EXCHANGE.

            (a)   At the Closing (as defined below), each Shareholder shall be entitled to surrender the documents, certificate or certificates that immediately prior to the Closing represented the AIVtech Common Stock (the “Certificates”) to the exchange agent designated by ECOH in exchange for the Acquisition Shares and the Cash Component.

            (b)   Promptly after the Closing, ECOH or its designated exchange agent shall make available to each Shareholder a letter of transmittal and instructions for use in effecting the surrender of Certificates in exchange for the Acquisition Shares. Upon surrender of a Certificate to such exchange agent together with the letter of transmittal, duly executed, the Shareholder shall be entitled to receive in exchange therefore such number of Acquisition Shares as such Shareholder has the right to receive in respect of the Certificate so surrendered pursuant to the provisions of this Article I.

1.4       NO FRACTIONAL SHARES.

No fraction of a share of ECOH Common Stock shall be issued in the Exchange. In lieu of fractional shares, the Shareholders upon surrender of their stock certificates shall be paid an amount in cash, without interest, rounded to the nearest cent, determined by multiplying the fractional interest to which such Shareholder would otherwise be entitled by the ECOH Stock Price as of $0.005 per share agreed by all parties.

1.5       CLOSING.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place in New York, on or before May 12, 2010, (the “Closing Date”); provided, however, that if all of the other conditions set forth in Articles VI and VII hereof are not satisfied or waived, unless this agreement has been terminated under Section 9 hereof, or at such date, the Closing Date shall be the business day following the day on which all such conditions have been satisfied or waived, or at such other date, time and place as ECOH, AIVtech, and the Shareholders shall agree.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF AIVTECH

Except as set forth in the Disclosure Schedule attached hereto provided by AIVtech (the “AIVtech Disclosure Schedule”), the parts of which are numbered to correspond to the section numbers of this Agreement, each of AIVtech and the AIVtech Shareholders represents and warrants jointly and severally to ECOH as follows:

2.1       ORGANIZATION AND QUALIFICATION.

                 (a)     AIVtech is a company duly incorporated, validly existing, and in good standing under the laws of Hong Kong and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  Included in the AIVtech Schedules are complete and correct copies of the memorandum of association and articles of association of AIVtech as in effect on the date hereof.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of AIVtech’s memorandum of association or articles of association.  AIVtech has taken all actions required by law, its memorandum of association and articles of association, or otherwise to authorize the execution and delivery of this Agreement.  AIVtech has full power, authority, and legal capacity and has taken all action required by law, its memorandum of association and articles of association, and otherwise to consummate the transactions herein contemplated.

                (b)     Each member of AIVtech is duly formed or organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by each member of AIVtech to be conducted.  Each member of AIVtech is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease, to carry on its business as it is now being conducted, to consummate the Transactions contemplated under this Agreement.  No member of AIVtech is in violation of any of the provisions of their respective charter documents.  The corporate records of each member of AIVtech contain true, complete and accurate records of meetings and consents in lieu of meetings of its board of directors (and any committees thereof), similar governing bodies and holders of its registered capital, since the time of their respective organization, and such corporate records have been heretofore delivered to ECOH.  The ownership records of each AIVtech member’s registered capital are true, complete and accurate records of such ownership as of the date of such records and contain all transfers of such registered capital since the time of their respective organization, and such ownership records have been heretofore been delivered to ECOH.  No member of AIVtech is required to qualify to do business as a foreign corporation in any other jurisdiction.

2.2       SUBSIDIARIES.

AIVtech owns 100% of the issued and outstanding capital stock of Shenzhen AIVtech, a company organized under the laws of the PRC. Shenzhen AIVtech is the holder of 70% of the issued and outstanding capital stock of Dongguan AIVtech, a PRC company. For purposes hereinafter, the term “AIVtech” also includes the above subsidiaries.

2.3       ARTICLES OF INCORPORATION AND BYLAWS.

The copies of the Articles of Incorporation and bylaws of AIVtech (collectively, the “Organizational Documents”) that have been delivered to ECOH prior to the execution of this Agreement are true and complete and have not been amended or repealed. AIVtech are not in violation or breach of any of the provisions of the Organizational Documents, except for such violations or breaches which, in the aggregate, will not have a Material Adverse Effect on AIVtech.

2.4       AUTHORIZATION AND VALIDITY OF THIS AGREEMENT.

This Agreement and each of the Transaction Agreements constitute the legal, valid and binding obligation of each person or entity who is a party thereto (other than ECOH), enforceable against each such person or entity in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally. Each of the AIVtech Shareholders and AIVtech has all requisite legal capacity to execute and deliver this Agreement and the Transaction Agreements to which he or she is a party, and to perform its, his or her obligations hereunder and thereunder. The execution and delivery by AIVtech and each AIVtech Shareholders of this Agreement and the Transaction Agreements (to the extent either is a party thereto), and the consummation of the transactions contemplated herein and therein (the “Transactions”) have been authorized by all necessary corporate or other action on the part of AIVtech and each of the AIVtech Shareholders. This Agreement and the Transaction Agreements have been duly executed and delivered by the parties thereto (other than ECOH).

2.5        NO VIOLATION.

The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which AIVtech is a party or to which any of its assets, properties or operations are subject.

2.6        CAPITALIZATION AND RELATED MATTERS.

                 (a)     Capitalization. The AIVtech Shareholders, as of the Closing Date, are the lawful, record and beneficial owners of the AIVtech Shares set forth opposite each Shareholder’s name on Exhibit A attached hereto. The AIVtech Shareholders have, as of the date hereof and as of the Closing Date, valid and marketable title to their respective ownership interest of AIVtech, free and clear of all Liens (including, without limitation, any claims of spouses under applicable community property laws) and are the lawful, record and beneficial owners of all of the AIVtech Shares. Except as is issued to and held by the AIVtech Shareholders, no other class of capital stock or other security of AIVtech, as applicable, is authorized, issued, reserved for issuance or outstanding. At the Closing, ECOH will be vested with good and marketable title to the ownership or the Shares, free and clear of all Liens (including, without limitation, any claims of spouses under applicable community property laws). No legend or other reference to any purported Lien appears upon any certificate representing the Shares. Each of the Shares has been duly authorized and validly issued and is fully paid and nonassessable. None of the outstanding capital or other securities of AIVtech was issued, redeemed or repurchased in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other securities or “blue sky” laws.

                 (b)    No Redemption Requirements. There are no authorized or outstanding options, warrants, equity securities, calls, rights, commitments or agreements of any character by which AIVtech or any of its shareholders is obligated to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other securities of AIVtech. There are no outstanding contractual obligations (contingent or otherwise) of AIVtech to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, AIVtech or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

2.7       COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS.

To the best of its knowledge, AIVtech has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of AIVtech or except to the extent that noncompliance would not result in the occurrence of any material liability for AIVtech.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

2.8       CERTAIN PROCEEDINGS.

There are no outstanding or pending proceeding that has been commenced against or involving AIVtech or any of its assets and, to the knowledge of AIVtech and the AIVtech Shareholders, no matters of the foregoing nature are contemplated or threatened. None of AIVtech or the AIVtech Shareholders have been charged with, and is not threatened with, or under any investigation with respect to, any allegation concerning any violation of any provision of any federal, provincial, local or foreign law, regulation, ordinance, order or administrative ruling, and is not in default with respect to any order, writ, injunction or decree of any Governmental Body.

2.9       NO BROKERS OR FINDERS.

None of AIVtech, its shareholders, officers, directors, independent contractors, consultants, agents or employees has agreed to pay, or has taken any action that will result in any person or entity becoming obligated to pay or entitled to receive, any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement. AIVtech and its Shareholders shall jointly and severally indemnify and hold ECOH harmless against any liability or expense arising out of, or in connection with, any such claim.

2.10     TITLE TO AND CONDITION OF PROPERTIES.

AIVtech has good, valid and marketable title to all of its properties and assets (whether real, personal or mixed, and whether tangible or intangible) reflected as owned in its books and records, free and clear of all Liens. AIVtech owns or holds under valid leases or other rights to use all real property, plants, machinery, equipment and all assets necessary for the conduct of its business as presently conducted, except where the failure to own or hold such property, plants, machinery, equipment and assets would not have a material adverse effect on AIVtech. No Person other than AIVtech owns or has any right to the use or possession of the assets used in AIVtech’s business. The material buildings, plants, machinery and equipment necessary for the conduct of the business of AIVtech as presently conducted are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put or would be put in the ordinary course of business, in each case, taken as a whole, and none of such buildings, plants, machinery or equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

2.11      ABSENCE OF UNDISCLOSED LIABILITIES.

AIVtech has no debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether asserted or unasserted, whether due or to become due, whether or not known to AIVtech) arising out of any transaction entered into prior to the Closing Date or any act or omission prior to the Closing Date which individually or taken together would constitute a material adverse effect on AIVtech and have no debt, obligation or liability to each other or any of the AIVtech Shareholders or their affiliates, except to the extent specifically set forth on or reserved against on the balance sheet of AIVtech. The financial statements are consistent with the books and records of AIVtech and fairly present in all material respects the financial condition, assets and liabilities of AIVtech, as applicable, taken as a whole, as of the dates and periods indicated, and were prepared in accordance with GAAP (except as otherwise indicated therein or in the notes thereto).

2.12      CHANGES.

AIVtech has not consummated any of the following activities since December 31, 2009:

(a)           Ordinary Course of Business. Conducted its business or entered into any transaction other than in the Ordinary Course of Business, except for this Agreement.

(b)           Adverse Changes. Suffered or experienced any change in, or affecting, its condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects which would have a Material Adverse Effect;

(c)           Loans. Made any loans or advances to any Person other than travel advances and reimbursement of expenses made to employees, officers and directors in the Ordinary Course of Business;

(d)           Compensation and Bonuses. Made any payments of any bonuses or compensation other than regular salary payments, or increase in the salaries, or payment on any of its debts in the Ordinary Course of Business, to any of its AIVtech Shareholders, directors, officers, employees, independent contractors or consultants or entry into by it of any employment, severance, or similar contract with any director, officer, or employee, independent contractor or consultant; Adopted, or increased in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any of its employees;

(e)           Liens. Created or permitted to exist any Lien on any of its properties or assets other than Permitted Liens;

(f)           Capital Stock. Issued, sold, disposed of or encumbered, or authorized the issuance, sale, disposition or encumbrance of, or granted or issued any option to acquire any shares of its capital stock or any other of its securities or any Equity Security, or altered the term of any of its outstanding securities or made any change in its outstanding shares of capital stock or its capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise; changed its authorized or issued capital stock; granted any stock option or right to purchase shares of its capital stock; issued any security convertible into any of its capital stock; granted any registration rights with respect to shares of its capital stock; purchased, redeemed, retired, or otherwise acquired any shares of its capital stock; declared or paid any dividend or other distribution or payment in respect of shares of capital stock of any other entity;

(g)           Dividends. Declared, set aside, made or paid any dividend or other distribution to any of its AIVtech Shareholders;

(h)           Material Contracts. Terminated or modified any of its Material Contract except for termination upon expiration in accordance with the terms of such agreements, a description of which is included in the AIVtech Disclosure Schedule;

(i)           Claims. Released, waived or cancelled any claims or rights relating to or affecting AIVtech in excess of $100,000 in the aggregate or instituted or settled any Proceeding involving in excess of $100,000 in the aggregate;

(j)           Discharged Liabilities. Paid, discharged, cancelled, waived or satisfied any claim, obligation or liability in excess of $100,000 in the aggregate, except for liabilities incurred prior to the date of this Agreement in the Ordinary Course of Business;

(k)           Indebtedness. Created, incurred, assumed or otherwise become liable for any Indebtedness or commit to any endeavor involving a commitment in excess of $100,000 in the aggregate, other than contractual obligations incurred in the Ordinary Course of Business;

(l)           Guarantees. Guaranteed or endorsed in a material amount any obligation or net worth of any Person;

(m)           Acquisitions. Acquired the capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other Person;

(n)           Accounting. Changed its method of accounting or the accounting principles or practices utilized in the preparation of its financial statements, other than as required by GAAP;

(o)           Agreements. Entered into any agreement, or otherwise obligated it, to do any of the foregoing.

2.13       MATERIAL CONTRACTS.

             (a)      AIVtech has delivered to ECOH prior to the date of this Agreement, true, correct and complete copies of each of its Material Contracts.

             (b)      The Material Contracts of AIVtech are valid and binding agreements of AIVtech, as applicable, and are in full force and effect and are enforceable in accordance with their terms. Except as would not have a Material Adverse Effect, AIVtech is not in breach or default of any of its Material Contracts to which it is a party and, to the knowledge of AIVtech, no other party to any of its Material Contracts is in breach or default thereof. Except as would not have a Material Adverse Effect, no event has occurred or circumstance has existed that (with or without notice or lapse of time) would (a) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any of its Material Contracts or (b) permit AIVtech or any other person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any of its Material Contracts. AIVtech has not received any notice and has no knowledge of any pending or threatened cancellation, revocation or termination of any of its Material Contracts to which it is a party, and there are no renegotiations of, or attempts to renegotiate.

2.14     LICENSES.

Except as would not have a Material Adverse Effect, AIVtech possesses from the appropriate Governmental Body all licenses, permits, authorizations, approvals, franchises and rights that are necessary for it to engage in its business as currently conducted and to permit it to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets (collectively, “Permits”). Except as would not have a Material Adverse Effect, AIVtech has not received any written notice from any Governmental Body or other Person that there is lacking any license, permit, authorization, approval, franchise or right necessary for AIVtech to engage in its business as currently conducted and to permit AIVtech to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets. Except as would not have a Material Adverse Effect, the Permits are valid and in full force and effect. Except as would not have a Material Adverse Effect, no event has occurred or circumstance exists that may (with or without notice or lapse of time): (a) constitute or result, directly or indirectly, in a violation of or a failure to comply with any Permit; or (b) result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit. Neither AIVtech nor the Shareholders has received any written notice from any Governmental Body or any other Person regarding: (a) any actual, alleged, possible or potential contravention of any Permit; or (b) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Permit. All applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis with the appropriate Persons, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Persons. All Permits are renewable by their terms or in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any amounts other than routine fees or similar charges, all of which have, to the extent due, been duly paid.

2.15     GOVERNMENTAL INQUIRIES.

AIVtech has made available to ECOH a copy of each material written inspection report, questionnaire, inquiry, demand or request for information received by AIVtech from (and the response of AIVtech thereto), and each material written statement, report or other document filed by AIVtech with, any Governmental Body.

2.16     EMPLOYEE MATTERS.

                  (a)     No former or current employee of AIVtech is a party to, or is otherwise bound by, any agreement or arrangement (including, without limitation, any confidentiality, non-competition or proprietary rights agreement) that in any way adversely affected, affects, or will affect (i) the performance of his, her or its duties to AIVtech, or (ii) the ability of AIVtech to conduct its business.

                   (b)  None of AIVtech has employees, directors, officers, consultants, independent contractors, representatives or agents whose contract of employment or engagement cannot be terminated by three months’ notice.

                   (c)    AIVtech is not required or obligated to pay, have not paid any moneys other than in respect of remuneration, pension or other benefits pursuant to plans described in Part 2.22 of the AIVtech  Disclosure Schedule, to or for the benefit of, any director, officer, employee, consultant, independent contractor, representative or agent of AIVtech.

                   (d)    AIVtech are in compliance with all applicable laws respecting employment and employment practices, terms and conditions or employment and wages and hours, and are not engaged in any unfair labor practice. There is no labor strike, dispute, shutdown or stoppage actually pending or, to the knowledge of AIVtech or the Shareholders, threatened against or affecting AIVtech.

2.17      DISCLOSURE.

                  (a)   Any information set forth in this Agreement, the AIVtech Disclosure Schedule, or the Transaction Agreements shall be true, correct and complete in all material respects.

                  (b)    No statement, representation or warranty of AIVtech or the Shareholders in this Agreement (taken with the Schedules) or the Transaction Agreements or any exhibits or schedules thereto contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, taken as a whole, in light of the circumstances in which they were made, not misleading.

                  (c)    Except as set forth in the AIVtech Disclosure Schedule, the Shareholders and AIVtech have no knowledge of any fact that has specific application to AIVtech (other than general economic or industry conditions) and that adversely affects the assets or the business, prospects, financial condition, or results of operations of AIVtech.

                  (d)   In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in the Schedules shall control.

                  (e)     The books of account, minute books and stock record books of AIVtech, all of which have been made available to ECOH, are complete and accurate and have been maintained in accordance with sound business practices. Without limiting the generality of the foregoing, the minute books of AIVtech contain complete and accurate records of all meetings held, and corporate action taken, by the shareholders, the boards of directors, and committees of the boards of directors of AIVtech, as applicable, and no meeting of any such shareholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF ECOH

As an inducement to, and to obtain the reliance of AIVtech and AIVtech Shareholders, except as set forth in the ECOH Schedules (as hereinafter defined), ECOH represents and warrants, as of the date hereof and as of the Closing Date, as follows:

3.1         ORGANIZATION; GOOD STANDING.

ECOH is duly incorporated, validly existing, and in good standing under the laws of Nevada, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and as contemplated to be conducted, to own, hold and operate its properties and assets as now owned, held and operated by it, to enter into this Agreement, to carry out the provisions hereof except where the failure to be in good standing or to have such governmental licenses, authorizations, consents and approvals will not, in the aggregate, either (i) have a Material Adverse Effect on the business, assets or financial condition of ECOH, or (ii) impair the ability of ECOH to perform its material obligations under this Agreement. ECOH is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased requires such qualification, licensing or domestication, except where the failure to be so qualified, licensed or domesticated will not have a Material Adverse Effect.

3.2       CAPITALIZATION.

As of the Closing Date, ECOH’s authorized capitalization consists of (a) 75,000,000 shares of common stock, par value $0.001 per share, of which 9,625,000 shares are issued and outstanding, and no preferred shares are authorized. All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person. As of the Closing Date, no shares of ECOH’s common stock were reserved for issuance upon the exercise of outstanding options to purchase the common shares; (iv) no common shares were reserved for issuance upon the exercise of outstanding warrants to purchase ECOH common shares; (v) no shares of preferred stock were reserved for issuance to any party; and (vi) no common shares were reserved for issuance upon the conversion of ECOH preferred stock or any outstanding convertible notes, debentures or securities.  All outstanding ECOH common shares have been issued and granted in compliance with (i) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (ii) all requirements set forth in any applicable Contracts.

3.3       AUTHORITY; BINDING NATURE OF AGREEMENTS.

                (a)   The execution, delivery and performance of this Agreement, and all other agreements and instruments contemplated to be executed and delivered by ECOH in connection herewith have been duly authorized by all necessary corporate action on the part of ECOH and its board of directors.

                (b)   This Agreement, the Transactional Agreements, and all other agreements and instruments contemplated to be executed and delivered by ECOH constitute the legal, valid and binding obligation of ECOH, enforceable against ECOH in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, Exchange, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity.

                 (c)     There is no pending Proceeding, and, to ECOH’s knowledge, no Person has threatened to commence any Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Exchange or ECOH’s ability to comply with or perform its obligations and covenants under the agreements, and, to the knowledge of ECOH, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

3.4        NON-CONTRAVENTION; CONSENTS.

                The execution and delivery of this Agreement and the other Transactional Agreements, and the consummation of the Exchange, by ECOH will not, directly or indirectly (with or without notice or lapse of time):

                (a)    contravene, conflict with or result in a material violation of (i) ECOH’s Certificate of Incorporation or Bylaws, or (ii) any resolution adopted by ECOH Board or any committee thereof or the stockholders of ECOH;

                (b)      to the knowledge of ECOH, contravene, conflict with or result in a material violation of, or give any Governmental Body the right to challenge the Exchange or to exercise any remedy or obtain any relief under, any legal requirement or any Order to which ECOH or any material assets owned or used by it are subject;

                (c)     to the knowledge of ECOH, cause any material assets owned or used by ECOH to be reassessed or revalued by any taxing authority or other Governmental Body;

                (d)      to the knowledge of ECOH, contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by ECOH or that otherwise relates to ECOH’s business or to any of the material assets owned or used by ECOH, where such contraventions, conflict, violation, revocation, withdrawal, suspension, cancellation, termination or modification would have a Material Adverse Effect on ECOH;

                (e)      contravene, conflict with or result in a material violation or material breach of, or material default under, any Contract to which ECOH is a party;

                (f)      give any Person the right to any payment by ECOH or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of ECOH in favor of any Person, in any such case as a result of the Exchange; or

                (g)      result in the imposition or creation of any material Lien upon or with respect to any material asset owned or used by ECOH.

                 Except for Consents, filings or notices required under the state and federal securities laws or any other laws or regulations or as otherwise contemplated in this Agreement and the other Transactional Agreements, ECOH will not be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement and the other Transactional Agreements or the consummation or performance of the Exchange.

3.5       FINDERS AND BROKERS.

                (a)    Neither ECOH nor any Person acting on behalf of ECOH has engaged any finder, broker, intermediary or any similar Person in connection with the Exchange.

                (b)      ECOH has not entered into a contract or other agreement that provides that a fee shall be paid to any Person or Entity if the Exchange is consummated.

3.6       REPORTS AND FINANCIAL STATEMENTS; ABSENCE OF CERTAIN CHANGES.

                   (a)      ECOH has filed all reports required to be filed with the SEC pursuant to the Exchange Act (all such reports, including those to be filed prior to the Closing Date and all registration statements and prospectuses filed by ECOH with the SEC, are collectively referred to as the “ECOH SEC Reports”). All of the ECOH SEC Reports, as of their respective dates of filing (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) complied in all material respects as to form with the applicable requirements of the Securities Act or Exchange Act and the rules and regulations thereunder, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of ECOH included in the ECOH SEC Reports comply in all material respects with the published rules and regulations of the SEC with respect thereto, and such audited financial statements (i) were prepared from the books and records of ECOH, (ii) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly the financial position of ECOH as of the dates thereof and the results of operations and cash flows for the periods then ended. The unaudited financial statements included in the ECOH SEC Reports comply in all material respects with the published rules and regulations of the SEC with respect thereto; and such unaudited financial statements (i) were prepared from the books and records of ECOH, (ii) were prepared in accordance with GAAP, except as otherwise permitted under the Exchange Act and the rules and regulations thereunder, on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly the financial position of ECOH as of the dates thereof and the results of operations and cash flows (or changes in financial condition) for the periods then ended, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto.

                    (b)      Except as specifically contemplated by this Agreement or reflected in the ECOH SEC Reports, since December 31, 2009, there has not been (i) any material adverse change in ECOH’s business, assets, liabilities, operations, and, to the knowledge of ECOH, no event has occurred that is likely to have a material adverse effect on ECOH’s business, assets, liabilities or operations, (ii) any declarations setting aside or payment of any dividend or distribution with respect to the ECOH Common Stock other than consistent with past practices, (iii) any material change in ECOH’s accounting principles, procedures or methods, (iv) cancellation in writing of any material customer contract or (v) the loss of any customer relationship which would have a material adverse effect on ECOH’s business, assets, liabilities or operations.

3.7       COMPLIANCE WITH APPLICABLE LAW.

Except as disclosed in the ECOH SEC Reports filed prior to the date of this Agreement and except to the extent that the failure or violation would not in the aggregate have a Material Adverse Effect on the business, results of operations or financial condition of ECOH, to ECOH’s knowledge ECOH holds all Governmental Authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of ECOH is not being conducted in violation of, any Governmental Authorization applicable to ECOH.

3.8       COMPLETE COPIES OF REQUESTED REPORTS.

ECOH has delivered or made available true and complete copies of each document that has been reasonably requested by AIVtech or its Shareholders.

3.9       FULL DISCLOSURE.

                (a)    Neither this Agreement (including all Schedules and Exhibits hereto) nor any of the Transactional Agreements contemplated to be executed and delivered by ECOH in connection with this Agreement contains any untrue statement of material fact; and none of such documents omits to state any material fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading.

                (b)    All of the information set forth in the prospectus and all other information regarding ECOH and the business, condition, assets, liabilities, operations, financial performance, net income and prospects of either that has been furnished to AIVtech or the Shareholders by or on behalf of ECOH or any of the ECOH’s Representatives, is accurate and complete in all material respects.

ARTICLE IV.
COVENANTS OF AIVTECH

4.1       ACCESS AND INVESTIGATION.

AIVtech ensure that, at all times during the Pre-Closing Period:

                 (a)   Each of AIVtech and its Representatives provide ECOH and its Representatives access, at reasonable times and with twenty-four (24) hours notice from ECOH to AIVtech, to all of the premises and assets of AIVtech, to all existing books, records, Tax Returns, work papers and other documents and information relating to AIVtech, and to responsible officers and employees of AIVtech, and AIVtech and its Representatives provide ECOH and its Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to AIVtech as ECOH may request in good faith;

                 (b)   Each of AIVtech and its Representatives confer regularly with ECOH upon its request, concerning operational matters and otherwise report regularly (not less than semi-monthly and as ECOH may otherwise request) to ECOH and discuss with ECOH and its Representatives concerning the status of the business, condition, assets, liabilities, operations, and financial performance of AIVtech, and promptly notify ECOH of any material change in the business, condition, assets, liabilities, operations, and financial performance of AIVtech, or any event reasonably likely to lead to any such change.

4.2       OPERATION OF BUSINESS.

AIVtech shall ensure that, during the Pre-Closing Period:

(a)           It conducts its operations in the Ordinary Course of Business and in the same manner as such operations have been conducted prior to the date of this Agreement;

(b)           It uses its commercially reasonable efforts to preserve intact its current business organization, keep available and not terminate the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with AIVtech;

(c)           It does not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock, and does not repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities, except with respect to the repurchase of shares of AIVtech upon termination of employees at the original purchase price pursuant to agreements existing at the date hereof;

(d)           It does not sell or otherwise issue (or grant any warrants, options or other rights to purchase) any shares of capital stock or any other securities, except the issuance of shares of AIVtech pursuant to option grants to employees made under the Option Plan in the Ordinary Course of Business;

(e)           It does not amend its Articles of Incorporation, Bylaws or other Organizational Documents, and does not effect or become a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(f)           It does not form any subsidiary or acquire any equity interest or other interest in any other Entity;

(g)           It does not establish or adopt any Employee Benefit Plan, and does not pay any bonus or make any profit sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

(h)           It does not change any of its methods of accounting or accounting practices in any respect;

(i)           It does not commence or take any action or fail to take any action which would result in the commencement of any Proceeding;

(j)           It does not (i) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other assets, other than in the Ordinary Course of Business; (ii) incur, assume or prepay any indebtedness, Indebtedness or obligation or any other liabilities or issue any debt securities, other than in the Ordinary Course of Business; (iii) assume, guarantee, endorse for the obligations of any other person, other than in the Ordinary Course of Business; (iv) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the Ordinary Course of Business; or (v) fail to maintain insurance consistent with past practices for its business and property;

(k)           It pays all debts and Taxes, files all of its Tax Returns (as provided herein) and pays or performs all other obligations, when due;

(l)           It does not enter into or amend any agreements pursuant to which any other Person is granted distribution, marketing or other rights of any type or scope with respect to any of its services, products or technology;

(m)           It does not hire any new officer-level employee;

(n)           It does not revalue any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable, except as required under GAAP and in the Ordinary Course of Business;

(o) Except as otherwise contemplated hereunder, it does not enter into any transaction or take any other action outside the Ordinary Course of Business; and

(p) It does not enter into any transaction or take any other action that likely would cause or constitute a Breach of any representation or warranty made by it in this Agreement.

4.3       FILINGS AND CONSENTS; COOPERATION.

AIVtech shall ensure that:

(a)           Each filing or notice required to be made or given (pursuant to any applicable Law, Order or contract, or otherwise) by AIVtech or the AIVtech Shareholders in connection with the execution and delivery of any of the Transactional Agreements, or in connection with the consummation or performance of the Exchange, is made or given as soon as possible after the date of this Agreement;

(b)           Each Consent required to be obtained (pursuant to any applicable Law, Order or contract, or otherwise) by AIVtech or the AIVtech Shareholders in connection with the execution and delivery of any of the Transactional Agreements, or in connection with the consummation or performance of the Exchange, is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date;

(c)           It promptly delivers to ECOH a copy of each filing made, each notice given and each Consent obtained by AIVtech during the Pre-Closing Period; and

(d)           During the Pre-Closing Period, it and its Representatives cooperate with ECOH and ECOH’s Representatives, and prepare and make available such documents and take such other actions as ECOH may request in good faith, in connection with any filing, notice or Consent that ECOH is required or elects to make, give or obtain.

4.4       NOTIFICATION; UPDATES TO DISCLOSURE SCHEDULES.

(a)           During the Pre-Closing Period, AIVtech shall promptly notify ECOH in writing of:

(i)           the discovery by it of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement which is contrary to any representation or warranty made by it in this Agreement or in any of the other Transactional Agreements, or that would upon the giving of notice or lapse of time, result in any of its representations and warranties set forth in this agreement to become untrue or otherwise cause any of the conditions of Closing set forth in Article VI or Article VII not to be satisfied;

(ii)           any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement (except as a result of actions taken pursuant to the express written consent of ECOH) and that is contrary to any representation or warranty made by it in this Agreement, or that would upon the giving of notice or lapse of time, result in any of its representations and warranties set forth in this agreement to become untrue or otherwise cause any of the conditions of Closing set forth in Article VI or Article VII not to be satisfied;

(b)           If any event, condition, fact or circumstances that is required to be disclosed pursuant to Section 4.4(a) requires any material change in the AIVtech Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the AIVtech Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstances, then AIVtech, as applicable, shall promptly deliver to ECOH an update to the AIVtech Disclosure Schedule specifying such change (a “Disclosure Schedule Update”).

(c)           It will promptly update any relevant and material information provided to ECOH after the date hereof pursuant to the terms of this Agreement.

4.5        COMMERCIALLY REASONABLE EFFORTS.

During the Pre-Closing Period, each of AIVtech shall use its commercially reasonable efforts to cause the conditions set forth in Article VI and Article VII to be satisfied on a timely basis and so that the Closing can take place on or before May 12, 2010, in accordance with Section 1.5, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties of AIVtech set forth in this Agreement becoming untrue, or in any of the conditions of Closing set forth in Article VI or Article VII not being satisfied.

4.6       CONFIDENTIALITY; PUBLICITY.

AIVtech shall ensure that:

(a)           It and its Representatives keep strictly confidential the existence and terms of this Agreement prior to the issuance or dissemination of any mutually agreed upon press release or other disclosure of the Exchange; and

(b)           Neither it nor any of its Representatives issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any of its suppliers, customers, landlords, creditors or employees or to any other Person) regarding any of the Exchange; except in each case to the extent that it is required by law to make any such disclosure regarding such transactions or as separately agreed by the parties; provided, however, that if it is required by law to make any such disclosure, AIVtech advises ECOH, at least five business days before making such disclosure, of the nature and content of the intended disclosure.

ARTICLE V.
COVENANTS OF ECOH

5.1       NOTIFICATION.

During the Pre-Closing Period, ECOH shall promptly notify AIVtech in writing of:

(a)           the discovery by ECOH of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement which is contrary to any representation or warranty made by ECOH in this Agreement; and

(b)           any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement (except as a result of actions taken pursuant to the written consent of AIVtech) and that is contrary to any representation or warranty made by ECOH in this Agreement;

5.2        FILINGS AND CONSENTS; COOPERATION.

ECOH shall ensure that:

(a)           Each filing or notice required to be made or given (pursuant to any applicable Law, Order or contract, or otherwise) by ECOH in connection with the execution and delivery of any of the Transactional Agreements, or in connection with the consummation or performance of the Exchange, is made or given as soon as possible after the date of this Agreement;

(b)           Each Consent required to be obtained (pursuant to any applicable Law, Order or contract, or otherwise) by ECOH in connection with the execution and delivery of any of the Transactional Agreements, or in connection with the consummation or performance of the Exchange, is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date;

(c)           ECOH promptly delivers to AIVtech a copy of each filing made, each notice given and each Consent obtained by ECOH during the Pre-Closing Period; and

(d)           During the Pre-Closing Period, ECOH and its Representatives cooperate with AIVtech and its Representatives, and prepare and make available such documents and take such other actions as AIVtech may request in good faith, in connection with any filing, notice or Consent that AIVtech is required or elects to make, give or obtain.

5.3        COMMERCIALLY REASONABLE EFFORTS.

During the Pre-Closing Period, Ecochild, Inc. shall use its commercially reasonable efforts to cause the conditions set forth in Article VI and Article VII to be satisfied on a timely basis and so that the Closing can take place on or before May 12, 2010 or as soon thereafter as is reasonably practical, in accordance with Section 1.5, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties or Ecochild, Inc. set forth in this Agreement becoming untrue or in any of the conditions of closing set forth in Article VI or Article VII not being satisfied.

5.4       DISCLOSURE OF CONFIDENTIAL INFORMATION.

(a)           Each of ECOH, AIVtech and the Shareholders acknowledges and agrees that it may receive Confidential Information in connection with this Transaction including without limitation, the AIVtech Disclosure Schedule and any information disclosed during the due diligence process, the public disclosure of which will harm the disclosing party’s business. The Receiving Party may use Confidential Information only in connection with the Transaction. The results of the due diligence review may not be used for any other purpose other than in connection with the Transaction. Except as expressly provided in this Agreement, the Receiving Party shall not disclose Confidential Information to anyone without the Disclosing Party’s prior written consent. The Receiving Party shall take all reasonable measures to avoid disclosure, dissemination or unauthorized use of Confidential Information, including, at a minimum, those measures it takes to protect its own confidential information of a similar nature. The Receiving Party shall not export any Confidential Information in any manner contrary to the export regulations of the governmental jurisdiction to which it is subject.

(b)           The Receiving Party may disclose Confidential Information as required to comply with binding orders of governmental entities that have jurisdiction over it, provided that the Receiving Party (i) gives the Disclosing Party reasonable notice (to the extent permitted by law) to allow the Disclosing Party to seek a protective order or other appropriate remedy, (ii) discloses only such information as is required by the governmental entity, and (iii) uses commercially reasonable efforts to obtain confidential treatment for any Confidential Information so disclosed.

(c)           All Confidential Information shall remain the exclusive property of the Disclosing Party. The Disclosing Party’s disclosure of Confidential Information shall not constitute an express or implied grant to the Receiving Party of any rights to or under the Disclosing Party’s patents, copyrights, trade secrets, trademarks or other intellectual property rights.

(d)           The Receiving Party shall notify the Disclosing Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information or any other breach of this Agreement by the Receiving Party. The Receiving Party shall cooperate with the Disclosing Party in every reasonable way to help the Disclosing Party regain possession of such Confidential Information and prevent its further unauthorized use.

(e)           The Receiving Party shall return or destroy all tangible materials embodying Confidential Information (in any form and including, without limitation, all summaries, copies and excerpts of Confidential Information) promptly following the Disclosing Party’s written request; provided, however, that, subject to the provisions of this Agreement, the Receiving Party may retain one copy of such materials in the confidential, restricted access files of its legal department for use only in the event a dispute arises between the parties related to the Transaction and only in connection with that dispute. At the Disclosing Party’s option, the Receiving Party shall provide written certification of its compliance with this Section.

5.5       INDEMNIFICATION.

(a)           Each of AIVtech and the Shareholders, jointly and severally, each shall defend, indemnify and hold harmless ECOH, and its respective employees, officers, directors, stockholders, controlling persons, affiliates, agents, successors and assigns (collectively, the “ECOH Indemnified Persons”), and shall reimburse the ECOH Indemnified Person, for, from and against any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), directly or indirectly, relating to, resulting from or arising out of:

                           (i) any untrue representations, misrepresentations or breach of warranty by or of AIVtech or the Shareholders contained in or pursuant to this Agreement, and the AIVtech Disclosure Schedule;

                           (ii) any breach or nonfulfillment of any covenant, agreement or other obligation by or of AIVtech or the Shareholders (only to the extent made or occurring prior to or at the Closing) contained in or pursuant to this Agreement, the Transaction Agreements executed by AIVtech or any of the Shareholders in their individual capacity, the AIVtech Disclosure Schedule, or any of the other agreements, documents, schedules or exhibits to be entered into by AIVtech or any of the Shareholders in their individual capacity pursuant to or in connection with this Agreement;

                            (iii) all of Pre-Closing liabilities of AIVtech or the Shareholders; and

                            (iv) any liability, claim, action or proceeding of any kind whatsoever, whether instituted or commenced prior to or after the Closing Date, which directly or indirectly relates to, arises or results from, or occurs in connection with facts or circumstances relating to the conduct of business of AIVtech, or the assets of AIVtech, or events or circumstances existing on or prior to the Closing Date.

(b)           ECOH shall defend, indemnify and hold harmless AIVtech and its respective affiliates, agents, successors and assigns (collectively, the “AIVtech Indemnified Persons”), and shall reimburse the AIVtech Indemnified Persons, for, from and against any Damages, directly or indirectly, relating to, resulting from or arising out of:

                            (i) any untrue representation, misrepresentation or breach of warranty by or of ECOH contained in or pursuant to this Agreement;

                            (ii) any breach or nonfulfillment of any covenant, agreement or other obligations by or of ECOH contained in or pursuant to this Agreement, the Transaction Agreements or any other agreements, documents, schedules or exhibits to be entered into or delivered to pursuant to or in connection with this Agreement.

(c)           Promptly after receipt by an indemnified Party under Section 5.5 of this Agreement of notice of a claim against it (“Claim”), such indemnified Party shall, if a claim is to be made against an indemnifying Party under such Section, give notice to the indemnifying Party of such Claim, but the failure to so notify the indemnifying Party will not relieve the indemnifying Party of any liability that it may have to any indemnified Party, except to the extent that the indemnifying Party demonstrates that the defense of such action is prejudiced by the indemnified Party’s failure to give such notice.

(d)           A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the Party from whom indemnification is sought.

5.6        DESIGNATION OF OFFICERS AND DIRECTORS

On the Closing Date, ECOH shall accept the resignation of Jie Zhang from the board of directors of ECOH and appoint JinLin Guo and YiLin Shi as new directors of ECOH. In addition, effective on the Closing Date, ECOH shall accept the resignation of the Jie Zhang from all officer positions he holds at Eco Building and shall appoint JinLin Guo, YiLini Shi and TeLi Liao as the new officers of ECOH, effective immediately at the Closing.

ARTICLE VI.
CLOSING CONDITIONS OF ECOH

ECOH’s obligations to affect the Closing and consummate the Exchange are subject to the satisfaction of each of the following conditions:

6.1       ACCURACY OF REPRESENTATIONS AND WARRANTIES.

The representations and warranties of AIVtech and the Shareholders in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing. AIVtech and the Shareholders shall have performed all obligations in this Agreement required to be performed or observed by them on or prior to the Closing.

6.2       ADDITIONAL CONDITIONS TO CLOSING.

(a)           All necessary approvals under federal and state securities laws and other authorizations relating to the issuance of the Acquisition Shares and the transfer of the Shares shall have been received.

(b)           No preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Exchange shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Exchange. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Body which are necessary for the consummation of the Exchange, other than those the failure to obtain which would not materially adversely affect the consummation of the Exchange or in the aggregate have a material adverse effect on ECOH and its subsidiaries, taken as a whole, shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”) and all such Requisite Regulatory Approvals shall be in full force and effect.

(c)           There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Exchange, by any Governmental Body which, in connection with the grant of a Requisite Regulatory Approval, imposes any material condition or material restriction upon ECOH or its subsidiaries or AIVtech, including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the Exchange as to render inadvisable the consummation of the Exchange.

6.3        PERFORMANCE OF AGREEMENTS.

AIVtech or the Shareholders, as the case may be, shall have executed and delivered each of the agreements, instruments and documents required to be executed and delivered, and performed all actions required to be performed by AIVtech or any of the Shareholders, as the case may be, pursuant to this Agreement, except as ECOH has otherwise consented in writing.

6.4       CONSENTS.

Each of the Consents identified or required to have been identified in the AIVtech Disclosure Schedule shall have been obtained and shall be in full force and effect, other than those Consents, which have been expressly waived by ECOH.

6.5       NO MATERIAL ADVERSE CHANGE AND SATISFACTORY DUE DILIGENCE.

There is no any material adverse change in the business, condition, assets, liabilities, operations or financial performance of AIVtech since the date of this Agreement as determined by ECOH in its discretion. ECOH shall be satisfied in all respects with the results of its due diligence review of AIVtech.

6.6       AIVTECH CLOSING CERTIFICATES.

In addition to the documents required to be received under this Agreement, ECOH shall also have received the following documents:

(a)           copies of resolutions of AIVtech, certified by a Secretary, Assistant Secretary or other appropriate officer of AIVtech, authorizing the execution, delivery and performance of this Agreement and other Transactional Agreements; and

(b)           such other documents as ECOH may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by AIVtech, (ii) evidencing the compliance by AIVtech, or the performance by AIVtech of, any covenant or obligation set forth in this Agreement or any of the other Transactional Agreements, (iii) evidencing the satisfaction of any condition set forth in Article VII or this Article VI, or (iv) otherwise facilitating the consummation or performance of the Exchange.

6.7        DELIVERY OF STOCK CERTIFICATES, MINUTE BOOK AND CORPORATE SEAL.

The Shareholders shall have delivered to ECOH the stock books, stock ledgers, minute books and corporate seals of AIVtech.

ARTICLE VII.
CLOSING CONDITIONS OF
AIVTECH AND THE AIVTECH SHAREHOLDERS

AIVtech and the AIVtech Shareholders’ obligations to affect the Closing and consummate the Exchange are subject to the satisfaction of each of the following conditions:

7.1       ACCURACY OF REPRESENTATIONS AND WARRANTIES.

The representations and warranties of ECOH in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing and ECOH shall have performed all obligations in this Agreement required to be performed or observed by them on or prior to the Closing.

7.2       ADDITIONAL CONDITIONS TO CLOSING.

(a)           All necessary approvals under federal and state securities laws and other authorizations relating to the issuance and transfer of the Acquisition Shares by ECOH and the transfer of the Shares by AIVtech shall have been received.

(b)           No preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Exchange shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Exchange. All Requisite Regulatory Approvals shall have been filed, occurred or been obtained and all such Requisite Regulatory Approvals shall be in full force and effect.

(c)           There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Exchange, by any federal or state Governmental Body which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon the Surviving Corporation or its subsidiaries (or, in the case of any disposition of assets required in connection with such Requisite Regulatory Approval, upon ECOH, its subsidiaries or AIVtech or any of their subsidiaries), including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the Exchange as to render inadvisable the consummation of the Exchange.

7.3       ECOH CLOSING CERTIFICATES.

The AIVtech Shareholders shall have received the following documents:

(a)           copies of resolutions of ECOH, certified by a Secretary, Assistant Secretary or other appropriate officer of ECOH, authorizing the execution;

(b)           good standing certificates for the State of Nevada; and

(c)           such other documents as AIVtech may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by ECOH, (ii) evidencing the compliance by ECOH with, or the performance by ECOH of, any covenant or obligation set forth in this Agreement or any of the other Transactional Agreements, (iii) evidencing the satisfaction of any condition set forth in Article VI or this Article VII, or (iv) otherwise facilitating the consummation or performance of the Exchange.

7.4       NO MATERIAL ADVERSE CHANGE.

There shall not have been any material adverse change in ECOH’s business, condition, assets, liabilities, operations or financial performance since the date of this Agreement.

7.5       PERFORMANCE OF AGREEMENTS.

ECOH shall have executed and delivered each of the agreements, instruments and documents required to be executed and delivered, and performed all actions required by ECOH pursuant to this Agreement, except as AIVtech and the AIVtech Shareholders have otherwise consented in writing.

7.6        CONSENTS.

Each of the Consents identified or required to have been identified in Section 3.4 shall have been obtained and shall be in full force and effect, other than those Consents the absence of which shall not have a material adverse effect on ECOH.

7.7        ECOH STOCK.

On the Closing Date, shares of ECOH Common Stock shall be eligible for quotation on the OTC Bulletin Board.

ARTICLE VIII.
FURTHER ASSURANCES

Each of the parties hereto agrees that it will, from time to time after the date of the Agreement, execute and deliver such other certificates, documents and instruments and take such other action as may be reasonably requested by the other party to carry out the actions and transactions contemplated by this Agreement, including the closing conditions described in Articles VI and VII. AIVtech and the AIVtech Shareholders shall reasonably cooperate with ECOH in its of the books and records of AIVtech, or in preparing any solicitation materials to be sent to the shareholders of ECOH in connection with the approval of the Exchange and the transactions contemplated by the Transactional Agreements.

ARTICLE IX.
TERMINATION

9.1       TERMINATION.

This Agreement may be renegotiated or terminated and the Exchange abandoned at any time prior to the Closing Date:

(a) by mutual written consent of ECOH, AIVtech and the AIVtech Shareholders;

(b) by ECOH if it is not satisfied with the results of its due diligence of AIVtech for any reason;

(c) by ECOH if (i) there is a material Breach of any covenant or obligation of AIVtech or the AIVtech Shareholders; provided however, that if such Breach or Breaches are capable of being cured prior to the Closing Date, such Breach or Breaches shall not have been cured within 10 days of delivery of the written notice of such Breach, or (ii) ECOH reasonably determines that the timely satisfaction of any condition set forth in Article VI has become impossible or impractical (other than as a result of any failure on the part of ECOH to comply with or perform its covenants and obligations under this Agreement or any of the other Transactional Agreements);

(d) by AIVtech if (i) there is a material Breach of any covenant or obligation of ECOH; provided however, that if such Breach or Breaches are capable of being cured prior to the Closing Date, such Breach or Breaches shall not have been cured within 10 days of delivery of the written notice of such Breach, or (ii) AIVtech reasonably determines that the timely satisfaction of any condition set forth in Article VII has become impossible or impractical (other than as a result of any failure on the part of AIVtech or any AIVtech Shareholders to comply with or perform any covenant or obligation set forth in this Agreement or any of the other Transactional Agreements);

(e) by ECOH if the Closing has not taken place on or before May 12, 2010 (except if as a result of any failure on the part of ECOH to comply with or perform its covenants and obligations under this Agreement or in any other Transactional Agreement);

(f) by AIVtech if the Closing has not taken place on or before May 12, 2010 (except if as a result of the failure on the part of AIVtech or the AIVtech Shareholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other Transactional Agreement);

(g) by any of ECOH, on the one hand or AIVtech, on the other hand, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Exchange and such order, decree, ruling or any other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (g) shall have used all commercially reasonable efforts to remove such order, decree or ruling; or

(h) The parties hereby agree and acknowledge that a breach of the provisions of Sections 4.1, 4.2, 4.3, 4.4 and 4.6 are, without limitation, material Breaches of this Agreement.

9.2       TERMINATION PROCEDURES.

If ECOH wishes to terminate this Agreement pursuant to Section 9.1, ECOH shall deliver to AIVtech a written notice stating that ECOH is terminating this Agreement and setting forth a brief description of the basis on which ECOH is terminating this Agreement. If AIVtech wishes to terminate this Agreement pursuant to Section 9.1, AIVtech shall deliver to ECOH a written notice stating that AIVtech is terminating this Agreement and setting forth a brief description of the basis on which AIVtech is terminating this Agreement.

9.3        EFFECT OF TERMINATION.

In the event of termination of this Agreement as provided above, this Agreement shall forthwith have no further effect. Except for a termination resulting from a Breach by a party to this Agreement, there shall be no liability or obligation on the part of any party hereto. In the event of a breach, the remedies of the non-breaching party shall be to seek damages from the breaching party or to obtain an order for specific performance, in addition to or in lieu of other remedies provided herein. Upon request after termination, each party will redeliver or, at the option of the party receiving such request, destroy all reports, work papers and other material of any other party relating to the Exchange, whether obtained before or after the execution hereof, to the party furnishing same; provided, however, that AIVtech and the AIVtech Shareholders shall, in all events, remain bound by and continue to be subject to Section 4.6 and all parties shall in all events remain bound by and continue to be subject to Section 5.4 and 5.5.

Notwithstanding the above, both ECOH, on the one hand, and AIVtech and the AIVtech Shareholders, on the other hand, shall be entitled to announce the termination of this Agreement by means of a mutually acceptable press release.

ARTICLE X.
MISCELLANEOUS

10.1      SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

All representations and warranties of ECOH, AIVtech and the AIVtech Shareholders in this Agreement shall survive for a period of one (1) years from the Closing Date.

10.2     EXPENSES.

Except as otherwise set forth herein, each of the parties to the Exchange shall bear its own expenses incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

10.3      ENTIRE AGREEMENT.

This Agreement and the other Transactional Agreements contain the entire agreement of the parties hereto, and supersede any prior written or oral agreements between them concerning the subject matter contained herein, or therein. There are no representations, agreements, arrangements or understandings, oral or written, between the parties to this Agreement, relating to the subject matter contained in this Agreement and the other Transaction Agreements, which are not fully expressed herein or therein. The schedules and each exhibit attached to this Agreement or delivered pursuant to this Agreement are incorporated herein by this reference and constitute a part of this Agreement.

10.4      COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

10.5     DESCRIPTIVE HEADINGS.

The Article and Section headings in this Agreement are for convenience only and shall not affect the meanings or construction of any provision of this Agreement.

10.6     NOTICES.

Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given on the earlier to occur of the date of personal delivery, the date of receipt or three (3) days after posting by overnight courier or registered or certified mail, postage prepaid, addressed as follows:

If to ECOH:	#401, 8 Men, 13 Lou, Dong Hua Shi Bei Li Zhong Qu,Chong Wen Qu, Beijing, P.R. China

If to AIVtech:	E1305, Creative Building II, Ti’an Digital City, Futian District, Shenzhen, P.R. China

If to the AIVtech Shareholders:	To such address or addresses as a party shall have previously designated by notice to the sender given in accordance with this section.

10.7      CHOICE OF LAW.

This Agreement shall be construed in accordance with and governed by the laws of the State of New York without regard to choice of law principles. The parties hereto each consent to the jurisdiction of the courts of the state of New York, county of New York and to the federal courts located in the county of New York, State of New York.

10.8     BINDING EFFECT; BENEFITS.

This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties or their respective successors and permitted assigns, the AIVtech Shareholders and other Persons expressly referred to herein, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.9     ASSIGNABILITY.

Neither this Agreement nor any of the parties’ rights hereunder shall be assignable by any party without the prior written consent of the other parties and any attempted assignment without such consent shall be void.

10.10   WAIVER AND AMENDMENT.

Any term or provision of this Agreement may be waived at any time by the party, which is entitled to the benefits thereof. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The parties may, by mutual agreement in writing, amend this Agreement in any respect. AIVtech and the AIVtech Shareholders hereby acknowledge their intent that this Agreement includes as a party any holder of capital stock in AIVtech at the time of Closing. ECOH, AIVtech and the AIVtech Shareholders therefore agree that this Agreement may be amended, without the further consent of any party to this Agreement, (i) to add as a new Shareholder any existing shareholder of AIVtech and (ii) to modify Schedule 1 to reflect the addition of such shareholder.

10.11   ATTORNEYS’ FEES.

In the event of any action or proceeding to enforce the terms and conditions of this Agreement, the prevailing party shall be entitled to an award of reasonable attorneys’ and experts’ fees and costs, in addition to such other relief as may be granted.

10.12   SEVERABILITY.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.13   CONSTRUCTION.

In executing this Agreement, the parties severally acknowledge and represent that each: (a) has fully and carefully read and considered this Agreement; (b) has or has had the opportunity to consult independent legal counsel regarding the legal effect and meaning of this document and all terms and conditions hereof; (c) has been afforded the opportunity to negotiate as to any and all terms hereof; and (d) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.

Ecochild, Inc.

By:
Name: JIE ZHANG
Title: CEO

AIVtech Holding (HK) Limited.

By:
Name: JINLIN GUO
Title: President

AIVtech Shareholders:
See attached Shareholder signature pages

EXHIBIT A
CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Agreement” shall mean the Share Exchange Agreement to which this Exhibit A is attached (including all Disclosure Schedules and all Exhibits), as it may be amended from time to time.

“Approved Plans” shall mean a stock option or similar plan for the benefit of employees or others, which has been approved by the shareholders of AIVtech Holding (HK) Limited.

 “Breach” There shall be deemed to be a “Breach” of a representation, warranty, covenant, obligation or other provision if there is or has been any inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision.

“Certificates” shall have the meaning specified in Section 1.3 of the Agreement.

“Closing” shall have the meaning specified in Section 1.5 of the Agreement.

“Closing Date” shall have the meaning specified in Section 1.5 of the Agreement.

“Code” shall have the meaning specified in the Recitals of this Agreement.

“Confidential Information” shall mean all nonpublic information disclosed by one party or its agents (the “Disclosing Party”) to the other party or its agents (the “Receiving Party”) that is designated as confidential or that, given the nature of the information or the circumstances surrounding its disclosure, reasonably should be considered as confidential. Confidential Information includes, without limitation (i) nonpublic information relating to the Disclosing Party’s technology, customers, vendors, suppliers, business plans, intellectual property, promotional and marketing activities, finances, agreements, transactions, financial information and other business affairs, and (ii) third-party information that the Disclosing Party is obligated to keep confidential. Confidential Information does not include any information that (i) is or becomes publicly available without breach of this Agreement, (ii) can be shown by documentation to have been known to the Receiving Party at the time of its receipt from the Disclosing Party, (iii) is received from a third party who, to the knowledge of the Receiving Party, did not acquire or disclose such information by a wrongful or tortious act, or (iv) can be shown by documentation to have been independently developed by the Receiving Party without reference to any Confidential Information.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Disclosure Schedule Update” shall have the meaning specified in Section 4.4 of the Agreement.

“ECOH” shall have the meaning specified in the first paragraph of the Agreement.

“ECOH Common Stock” shall mean the shares of common stock of ECOH

“ECOH SEC Reports” shall have the meaning specified in Section 4.6 of the Agreement.

“Entity” shall mean any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Laws” shall mean any Law or other requirement relating to the protection of the environment, health, or safety from the release or disposal of hazardous materials.

“Environmental Permit” means all licenses, permits, authorizations, approvals, franchises and rights required under any applicable Environmental Law or Order.

“Equity Security” shall mean any stock or similar security, including, without limitation, securities containing equity features and securities containing profit participation features, or any security convertible into or exchangeable for, with or without consideration, any stock or similar security, or any security carrying any warrant, right or option to subscribe to or purchase any shares of capital stock, or any such warrant or right.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” shall mean Generally Accepted Accounting Principles, applied on a consistent basis.

“Governmental Authorization” shall mean any:

(a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or

(b) right under any contract with any Governmental Body.

“Governmental Body” shall mean any:

(a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); or

(d) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature, including any court, arbitrator, administrative agency or commissioner, or other governmental authority or instrumentality.

“Indebtedness” shall mean any obligation, contingent or otherwise. Any obligation secured by a Lien on, or payable out of the proceeds of, or production from, property of the relevant party will be deemed to be Indebtedness.

“Intellectual Property” means all industrial and intellectual property, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

“Knowledge” A corporation shall be deemed to have “knowledge” of a particular fact or matter only if a director or officer of such corporation has, had or should have had knowledge of such fact or matter.

“Laws” means, with respect to any Person, any U.S. or non-U.S. federal, national, state, provincial, local, municipal, international, multinational or other law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge, right of first refusal, encumbrance or other adverse claim or interest of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law.

“Material Adverse Effect” means any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to (a) have a material adverse effect on the business, assets, financial condition or results of operations of the affected party, in each case taken as a whole or (b) materially impair the ability of the affected party to perform its obligations under this Agreement and the Transaction Agreements, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (ii) changes in the United States securities markets generally, or (iii) changes in general economic, currency exchange rate, political or regulatory conditions in industries in which the affected party operates.

“Material Contract” means any and all agreements, contracts, arrangements, understandings, leases, commitments or otherwise, providing for potential payments by or to the company in excess of $10,000, and the amendments, supplements and modifications thereto.

“Order” shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Body.

“Ordinary Course of Business” shall mean an action taken by AIVtech Holding (HK) Limited, if (i) such action is taken in normal operation, consistent with past practices, (ii) such action is not required to be authorized by the Shareholders, Board of Directors or any committee of the Board of the Directors or other governing body of AIVtech Holding (HK) Limited and (iii) does not require any separate or special authorization or consent of any nature by any Governmental Body or third party.

“Permitted Liens” shall mean (a) Liens for Taxes not yet payable or in respect of which the validity thereof is being contested in good faith by appropriate proceedings and for the payment of which the relevant party has made adequate reserves; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers, warehousemen, mechanics, laborers and material men and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings conducted and for the payment of which the relevant party has made adequate reserves; and (c) statutory Liens incidental to the conduct of the business of the relevant party which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business.

“Person” shall mean any individual, Entity or Governmental Body.

“Pre-Closing Period” shall mean the period commencing as of the date of the Agreement and ending on the Closing Date.

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation, commenced, brought, conducted or heard by or before, or otherwise has involved, any Governmental Body or any arbitrator or arbitration panel.

“Representatives” of a specified party shall mean officers, directors, employees, attorneys, accountants, advisors and representatives of such party, including, without limitation, all subsidiaries of such specified party, and all such Persons with respect to such subsidiaries. The Related Persons of AIVtech Holding (HK) Limited shall be deemed to be “Representatives” of AIVtech Holding (HK) Limited, as applicable. “SEC” shall mean the Securities and Exchange Commission. “Securities Act” shall mean the Securities Act of 1933, as amended. “AIVtech Holding (HK) Limited” shall have the meaning specified in the first paragraph of the Agreement “AIVtech Holding (HK) Limited Balance Sheet” shall mean AIVtech Holding (HK) Limited’s audited balance sheet at December 31, 2008 and December 31, 2009.

“AIVtech Holding (HK) Limited Common Stock” shall mean the shares of common stock of AIVtech Holding (HK) Limited.

“AIVtech Holding (HK) Limited Disclosure Schedule” shall have the meaning specified in introduction to Article II of the Agreement.

“AIVtech Holding (HK) Limited Disclosure Schedule” shall have the meaning specified in introduction to Article II of the Agreement.

“Taxes” shall mean all foreign, federal, state or local taxes, charges, fees, levies, imposts, duties and other assessments, as applicable, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax with respect to any of the foregoing; and “Tax” means any of the foregoing Taxes.

“Tax Group” shall mean any federal, state, local or foreign consolidated, affiliated, combined, unitary or other similar group of which AIVtech Holding (HK) Limited is now or was formerly a member.

“Tax Return” shall mean any return, declaration, report, claim for refund or credit, information return, statement or other similar document filed with any Governmental Body with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transactional Agreements” shall mean: (a) this Agreement; (b) the Promissory Note and (c) closing documents in connection with this Agreement.

EXHIBIT B

FORM OF PROMISSORY NOTE

ECOCHILD, INC.

PROMISSORY NOTE

NO. 1	$3,948,125	May 12, 2010

FOR VALUE RECEIVED, the undersigned, Ecochild, Inc., a Nevada corporation (the “Maker”), hereby promises to pay to the order of ___________________ (the “Payee”), the principal amount of $3,948,125, all in accordance with the provisions of this promissory note.

1. Payment of Principal. The full amount of the principal of this promissory note shall be due and payable within 12 months from the Closing Date (the “Maturity Date”).

2. No Interest. Under no circumstances shall interest accrue or be charged on the unpaid principal balance of this promissory note.

3. Method of Payment. Payments hereunder shall be in lawful money of the United States and shall be made to Payee at the following address or at such other place as Payee may designate to Maker in writing: c/o ____________________________________________________.

4. Prepayment. This promissory note may be prepaid in whole or in part at any time without penalty or premium by payment of all or any part of the outstanding principal amount.

5. Unconditional Payment Obligation. No provision of this promissory note shall alter or impair the obligation of the Maker, which is absolute and unconditional, to pay the principal of this promissory note at the time and place and in the currency herein prescribed.

6. Events of Default. If any of the following events (“Events of Default”) shall occur, Payee may, by notice to Maker, declare this promissory note and all amounts payable hereunder to be due and payable, whereupon the same shall become immediately due and payable:

(a) Maker shall become insolvent or admit in writing its inability to pay its debts as they become due, or shall make a general assignment for the benefit of creditors;

(b) Any proceedings shall be instituted by or against Maker seeking either (i) an order for relief with respect to, or reorganization, arrangement, adjustment or composition of, its debts under the United States Bankruptcy Code or under any other law relating to bankruptcy, insolvency, reorganization, or relief of debtors, or (ii) appointment of a trustee, receiver or similar official for Maker or for any substantial part of its property;

(c) Maker's failure to conduct business in the ordinary course, dissolution or termination of existence; or

(d) Maker's failure after the Maturity Date to repay the amounts due hereunder within ten (10) days of receiving written notice from Payee that such amounts are due and payable.

7. Waiver of Notice. Maker hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this promissory note, and assents to extension of the time of payment or forbearance or other indulgence without notice.

8. Governing Law. This promissory note shall be construed in accordance with the laws of the State of New York, without regard to its conflicts of laws rules.

9. Notices. All notices, requests, demands and other communications with respect to this promissory note shall be given in person or forwarded by first class United States mail, postage prepaid, registered or certified mail, with return receipt requested, addressed to the party's address. Any notice, request, demand or communication shall be deemed validly given and received upon delivery if given in person, and on the 5th business day after deposit in the United States mail if given by mail as provided for in the preceding sentence.

IN WITNESS WHEREOF, the Maker has executed and delivered this Note effective as of May 12, 2010.

ECOCHILD, INC.

By:
Jie Zhang Chief Executive Officer

SCHEDULE 1

AIVtech Shareholders

Name	Ownership Percentage of AIVtech	Number of Shares of ECOH to be issued
JinLin Guo	25.16%	2,610,350
YuJin Zhou	8%	830,000
Bing Liu	7%	726,250
Kai Guo	7%	726,250
MeiCui Liu	8%	830,000
Green Grass Capital Management Limited	16.84%	1,747,150
Guo Jin Tong Investment (HK) Limited	8%	830,000
Shenzhen Top Finance Guaranty Investment Inc	20%	2,075,000
Total	100%	10,375,000

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SCHEDULE 2

AIVtech Holding (HK) Limited Disclosure Schedule

COUNTERPART SIGNATURE PAGE
of
SHARE EXCHANGE AGREEMENT
by and among
ECOCHILD, INC.,
AIVTECH HOLDING (HK) LIMITED, and
THE AIVTECH SHAREHOLDERS NAMED THEREIN

A. The undersigned shareholder of AIVtech Holding (HK) Limited desires to enter into the Share Exchange Agreement dated May 12, 2010 (the “Agreement”), among Ecochild, Inc. and the Shareholders of AIVtech Holding (HK) Limited named therein, a copy of which has been delivered to the undersigned.

B. The undersigned hereby adopts, accepts and agrees to all of the terms and provisions of the Agreement.

C. This Counterpart Signature Page has been executed by the undersigned Shareholder. The parties to the Agreement are hereby authorized to attach this Counterpart Signature Page to a copy of the Agreement, together with executed Counterpart Signature Pages of the other AIVtech Shareholders. The undersigned agrees that when this Counterpart Signature Page has been appended to the Agreement, the Agreement shall thereupon become a binding agreement between the undersigned, Ecochild, Inc., and other AIVtech Shareholders who have executed similar Counterpart Signature Pages, enforceable against the undersigned in accordance with its terms, without further action by the undersigned.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Counterpart Signature Page as of the May 12, 2010.

Shareholders:	Signatures:
JinLin Guo
YuJin Zhou
Bing Liu
Kai Guo
MeiCui Liu
Green Grass Capital Management Limited	By: ___________________________ Name: Title:
Guo Jin Tong Investment (HK) Limited	By: ___________________________ Name: Title:
Shenzhen Top Finance Guaranty Investment Inc.	By: ___________________________ Name: Title:

AIVtech Holding (Hong Kong) Limited

By:	/s/
Name: Lap Chhe Richard
Title: President

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